Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-129103 on Form S-8 of our report dated  March 14, 2006, relating to the financial statements of Reddy Ice Holdings, Inc., appearing in this Annual Report on Form 10-K of Reddy Ice Holdings, Inc. for the year ended December 31, 2005.

/s/ DELOITTE &  TOUCHE LLP

Dallas, Texas

March 14, 2006